Exhibit 10.35

Kemper Corporation Executive Performance Plan
Effective February 4, 2014

1.
Purpose. The Kemper Corporation Executive Performance Plan (the “Plan”) is designed to attract and retain the services of selected employees of Kemper Corporation (the “Company”) and its Affiliates who are in a position to make a material contribution to the success of the enterprise. The Plan shall become effective February 4, 2014, subject to approval by shareholders of the provisions of the Plan that are required to be approved by shareholders in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Definitions. The following definitions shall apply for purposes of the Plan:

2.1
“Affiliate” means any person or entity controlled directly or indirectly by the Company, whether by equity ownership, contract or otherwise and shall include direct or indirect subsidiaries of the Company and mutual companies the management of which is controlled by the Company and its subsidiaries.

2.2	“Award” means an amount payable to a Participant pursuant to Section 4 of the Plan, including Annual Awards and Multi-Year Awards.

2.3
“Annual Award” means an Award that is earned over one Plan Year, based on the Performance Formula that the Committee establishes for that Plan Year payable to a Participant pursuant to Section 4 of the Plan.

2.4	“Board of Directors” means the Board of Directors of the Company.

2.5	“Compensation Committee” or “Committee” means the Compensation Committee of the Board of Directors.

2.6	“Corporate Performance Measures” means the corporate performance goals upon which the payment of an Award may be conditioned, which are set forth in Exhibit A.

2.7	“Maximum Award Payout” means the actual share of the Bonus Pool designated to a Participant by the Committee for any Performance Period under any Annual Award or Multi-Year Award.

2.8
“Multi-Year Award” means an Award that is earned over more than one Plan Year, based on the Performance Formula that the Committee establishes (i) in the Plan Year the Award is granted or (ii) separately during each Plan Year of the Multi-Year Award, payable to a Participant pursuant to Section 4 of the Plan.

2.9
“Participant” means, for each Performance Period, each employee of the Company or an Affiliate who is a “covered employee” (as defined in Code Section 162(m)) for the last Plan Year within that Performance Period. Notwithstanding anything in the Plan to the contrary, (a) the Committee may, in its sole discretion, specify that an award to an employee of the Company or an Affiliate who is a “covered employee”

under another compensation plan sponsored by the Company for a Performance Period be treated as an Award under the Plan.

2.10
“Performance Formula” shall mean, for a Performance Period, the one or more objective, performance-based formulas approved by the Committee under Section 3, which shall be applied against the relevant performance results for the Performance Period to determine, with regard to the Award of each Participant, whether all, some portion, or none of the Award has been earned for the Performance Period.

2.11	“Performance Period” consists of one or more Plan Years applicable to an Award.

2.12	“Plan Year” means a calendar year.

2.13
“Section 162(m)” means, Code Section 162(m), including any proposed or final regulations and other guidance issued thereunder by the U.S. Department of the Treasury and/ or the Internal Revenue Service.

3.	Determination of Bonus Pool.

3.1
Not later than ninety (90) calendar days after the beginning of each Plan Year (or, if longer or shorter, within the maximum period allowed under Section 162(m)), the Committee shall approve in writing one or more Performance Formulas that the Committee expects to create one or more pools of funds (the “Bonus Pool(s)”) that will apply to Awards granted under the Plan. Any Performance Formulas so established by the Committee shall be based on one or more Corporate Performance Measures.

3.2
The Committee may, in its sole discretion, at the time that it determines any Performance Formulas or any time thereafter, adjust any Corporate Performance Measures to exclude the impact of any unusual or non-recurring item the Committee deems not reflective of the Company’s core operating performance, which occurs during a Performance Period including, but not limited to: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting or tax principles, or other laws or provisions affecting reported results; (d) any reorganization, restructuring or discontinued operations; (e) extraordinary nonrecurring items as determined by reference to accounting principles generally accepted in the United States and/or as described in the Company’s reports filed with the Securities and Exchange Commission for periods within the applicable Performance Period; (f) acquisitions or divestitures; (g) catastrophic losses; (h) foreign exchange gains or losses; (i) extraordinary events; (j) financing activities; and (k) recapitalizations (including stock splits and dividends).  In addition, the Committee may, in its discretion, make adjustments to the established performance metrics applicable to such Award to reflect changes to the job responsibilities of the Participant or the structure of the Company or its Affiliates that relate directly to such established performance metrics for all or a portion of the applicable Performance Period; provided, however, that the Committee shall not adjust any  Corporate Performance Measure to the extent that such action would cause any

Award granted for the applicable Performance Period to fail to qualify as “performance-based compensation” under Section 162(m).

4.	Awards.

4.1
When the Committee approves the Performance Formulas under which a Bonus Pool will be created for a Plan Year or other Performance Period, the Committee, in its sole discretion, shall assign shares of the Bonus Pool for that Performance Period to those individuals whom the Committee designates as Participants for that Plan Year or other Performance Period; provided that such shares shall not exceed, in the aggregate, one hundred percent (100%) of the Bonus Pool. The actual share of the Bonus Pool designated to a Participant by the Committee for any Performance Period shall be the Participant’s Maximum Award Payout. The Committee’s designation of shares of the Bonus Pool need not be uniform among Participant’s or Plan Years. The Maximum Award Payout to a Participant in any one Plan Year under an Annual Award may not exceed $3,000,000, and the Maximum Award Payout paid to a Participant in any one Plan Year under a Multi-Year Award may not exceed $3,000,000.

4.2
Notwithstanding the provisions of Section 4.1, in determining the actual amount payable to a Participant for a Performance Period the Committee may, in its sole discretion, reduce or eliminate the amount indicated by the Participant’s Maximum Award Payout at any time prior to the payment of an Award to a Participant; provided, however, that in no event shall the exercise of such negative discretion with respect to a Participant result in an increase in the amount payable to another Participant.

4.3
The Committee shall not have the discretion to (a) provide payment or delivery in respect of any Awards for a Performance Period in excess of the Bonus Pool or any Participant’s Maximum Performance Award for such Performance Period, or (b) increase a Participant’s Maximum Award Payout above the limitations set forth in Section 4.1 above.

5.
Eligibility for Payment of Awards. No Participant shall be entitled to payment of an Award hereunder until the Committee certifies in writing the total amount in the Bonus Pool created by achievement of the Performance Formulas for that Performance Period, the Maximum Award Payout for each Participant for the Performance Period, and any other material terms of the Plan have in fact been satisfied. (Such written certification may take the form of minutes of a meeting of the Committee.)

6.    Form and Timing of Payment of Awards.

6.1	Award payouts shall be made in cash and may be subject to such additional restrictions as the Committee, in its sole discretion, shall impose.

6.2
Subject to Sections 4 and 5, Awards shall be paid at such time as the Committee may determine, but no later than two and one-half (2½) months after the end of the last Plan Year of the Performance Period.

7.	Administration.

7.1	The Plan shall be administered by the Compensation Committee.

7.2
Subject to the provisions of the Plan, the Committee shall have exclusive power to determine the amounts that shall be available for Awards each Plan Year and to establish the guidelines under which the Awards payable to each Participant shall be determined.

7.3
The Committee’s interpretation of the Plan, grant of any Award pursuant to the Plan, and all actions taken within the scope of its authority under the Plan, shall be final and binding on all Participants (or former Participants) and their executors.

7.4	The Committee shall have the authority to establish, adopt or revise such rules or regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

8.
Amendment and Termination. The Committee may amend any provision of the Plan at any time; provided that no amendment that requires shareholder approval in order for Award payouts made pursuant to the Plan to be deductible under the Code, as amended, may be made without the approval of the shareholders of the Company. The Committee shall also have the right to terminate the Plan at any time.

9.	Miscellaneous.

9.1
The fact that an employee has been designated a Participant shall not confer on the Participant any right to be retained in the employ of the Company or one or more of its Affiliates, or to be designated a Participant in any subsequent Plan Year.

9.2
The Plan shall not be deemed the exclusive method of providing incentive compensation for an employee of the Company and its Affiliates, nor shall it preclude the Committee or the Board of Directors from authorizing or approving other forms of incentive compensation.

9.3	All expenses and costs in connection with the operation of the Plan shall be borne by the Company and its subsidiaries.

9.4
The Company or Affiliate making a payment under the Plan shall withhold therefrom such amounts as may be required by federal, state or local law, and the amount payable under the Plan to the person entitled thereto shall be reduced by the amount so withheld.

9.5	The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Illinois to the extent not superseded by federal law.

9.6	If the Committee so determines, the provisions of the Plan that are subject to shareholder approval in accordance with Section 162(m) shall be submitted for re-

approval by the shareholders of the Company no later than the first shareholder meeting that occurs in the fifth (5th) year following the year that shareholders previously approved such provisions following the date of initial shareholder approval, for purposes of exempting certain Awards granted after such time from the deduction limitations of Section 162(m). Nothing in this Section, however, shall affect the validity of Awards granted after such time if such shareholder approval has not been obtained.

EXHIBIT A
Corporate Performance Measures
The corporate performance goals upon which the payment of an Award may be conditioned shall be limited to the following “Corporate Performance Measures”:

(a)	Net earnings or net income (before or after taxes);

(b)	Operating earnings per share;

(c)	Net sales or revenue growth;

(d)	Operating income and/or average increase in dollars of operating income of the Company or any of its Affiliates or operating units;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, investment portfolio performance returns or yields, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on equity);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Expense targets;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

(o)	Customer satisfaction;

(p)	Working capital targets;

(q)	Bad debt experience;

(r)	Reduction in costs;

(s)	Income from continuing operations, before or after taxes;

(t)	Value returned to shareholders, including or excluding dividends paid or share repurchases;

(u)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and

(v)	Insurance company underwriting income, combined ratios, loss ratios or expense ratios.
Any Corporate Performance Measure(s) may be defined in accordance with generally acceptable accounting principles or otherwise, and may be used to measure the performance of the Company and its Affiliates on a consolidated basis, or any Affiliate or business unit or segment of the Company individually, or any combination thereof, as the Committee may deem appropriate. Any Corporate Performance Measure may also be compared against similar measures for a group of comparator or peer companies, or against a published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Corporate Performance Measure (j) above as compared to various stock market indices. Any Corporate Performance Measure that refers to “income” may include or exclude all or a portion of catastrophe losses, catastrophe loss adjustment expenses, and/or gains or losses on investments.